*NEW ISSUE* $1.499bln HAROT 2006-3  **PRICED **

BOOKS/LEADS: Barclays Capital / BAS

Co's: ABN/BNP/CS/DB/WACH

SERVICER: American Honda Finance

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Cls	$Amt-mm	M/S&P	WAL	E-Final	L-Final	Bench+SPRD	YIELD	CPN	$PRICE
A-1	406.000	P-1/A-1+	0.37	7/16/07	11/15/07	Int.L -5	5.34183	--	100-0
A-2	355.000	Aaa/AAA	1.10	4/15/08	3/16/09	EDSF -3	5.313	5.25	99.99475
A-3	497.000	Aaa/AAA	2.15	10/15/09	10/15/10	Int.S -2	5.177	5.12	99.99609
A-4	241.610	Aaa/AAA	3.36	4/15/10	4/16/12	Int.S +1	5.171	5.11	99.98123

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EXPECTED SETTLE: October 25, 2006

FIRST PAY: November 15, 2006

All Classes are ERISA Eligible

**BARCLAYS CAPITAL WILL BILL AND DELIVER *****

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.

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This has been prepared solely for informational purposes. It is not an offer, recommendation of solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to  assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.

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For more information about Barclays Capital, please visit our web site at http://www.barcap.com.